Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

New Complementary Diagnostic Test Available from LabCorp for Treatment of Bladder Cancer

VENTANA PD-L1 (SP142) Assay Identifies Metastatic Patients with Urothelial Cancer that
May Benefit from Treatment with TECENTRIQ® (atezolizumab)

BURLINGTON, N.C. - May 19, 2016 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced the nationwide availability of the VENTANA PD-L1 (SP142) Assay as a complementary diagnostic for TECENTRIQ (atezolizumab), a new immunotherapy treatment for patients with urothelial cancer, the most common form of bladder cancer in the U.S. The test was developed by Roche Diagnostics and was approved on May 18, 2016 by the U.S. Food and Drug Administration (FDA) to identify patients who may benefit from treatment with Genentech’s TECENTRIQ (atezolizumab). The availability of this important new test demonstrates LabCorp’s commitment to provide world-class diagnostics to physicians and their patients.

“LabCorp is dedicated to improving health and improving lives through the introduction of new tests and by bringing innovative medicines to patients faster,” said David P. King, LabCorp’s chairman and chief executive officer. “LabCorp is particularly focused on the development of immunotherapies and tests that pair with these medicines to change the way care is provided to cancer patients, and we are pleased to be among the first laboratories to offer the VENTANA PD-L1 (SP142) assay.”

Bladder cancer is the most common malignancy of the urinary system and the ninth most common form of cancer worldwide. Despite urothelial (transitional cell) cancer being the most common form of bladder cancer in the U.S., no major new therapies have been introduced for it in the past 30 years. The availability of TECENTRIQ in combination with the PD-L1 (SP142) test has the potential to significantly improve the treatment of patients diagnosed with this form of cancer. In addition to identifying the PD-L1 protein on tumor infiltrating immune cells, the assay also offers a novel immune cell scoring algorithm that can aid physicians to identify patients for whom treatment with TECENTRIQ may be the right option.

“LabCorp already offers companion diagnostic and complementary diagnostic tests to help identify patients who may benefit from new, targeted immunotherapies for the treatment of melanoma and lung cancer,” said Dr. Mark Brecher, LabCorp’s chief medical officer. “The PD-L1 (SP142) assay can help change the way care is provided by helping physicians better understand the potential benefits of treatment with TECENTRIQ for their patients with bladder cancer.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development services and technology-enabled solutions. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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